                                                                      EXHIBIT 11

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                        Three Months Ended                  Six Months Ended
                                                             June 30,                           June 30,
                                                 ------------------------------     ------------------------------
                                                     1997              1996             1997              1996
                                                 ------------      ------------     ------------      ------------
Primary Earnings Per Share:
 (1)    Weighted average shares of
        common stock outstanding  . . . . . .     233,918,869       248,656,061      233,804,728       248,561,076

 (2)    Effect of issuance of shares
        from assumed exercise of
        stock options
        (treasury stock method) . . . . . . .         (29,987)           18,885           (7,033)          (15,577)
                                                 ------------      ------------     ------------      ------------
 (3)    Weighted average shares . . . . . . .     233,888,882       248,674,946      233,797,695       248,545,499
                                                 ============      ============     ============      ============
 (4)    Net income  . . . . . . . . . . . . .    $    121,463      $    145,334     $    181,083      $    128,594

 (5)    Primary earnings per share
        (line 4/line 3) . . . . . . . . . . .    $       0.52      $       0.58     $       0.77      $       0.52

Fully Diluted Earnings Per Share:

 (6)    Weighted average shares per
        computation on line 3 above . . . . .     233,888,882       248,674,946      233,797,695       248,545,499

 (7)    Shares applicable to options
        included on line 2 above  . . . . . .         29,987            (18,885)           7,033            15,577

 (8)    Dilutive effect of stock
        options based on the average
        price for the period or period-
        end price, whichever is higher
        ($21.44 and $24.63 for the
        second quarter of 1997 and 1996,
        respectively, and $21.63 and
        $24.63 for the first six months
        Of 1997 and 1996,respectively)
        (treasury stock method) . . . . . . .         (12,605)           58,282           (7,033)           58,283
                                                 ------------      ------------     ------------      ------------
 (9)    Weighted average shares . . . . . . .     233,906,264       248,714,343      233,797,695       248,619,359
                                                 ============      ============     ============      ============
(10)    Net income  . . . . . . . . . . . . .    $    121,463      $    145,334     $    181,083      $    128,594

(11)    Fully diluted earnings per
        share (line 10/line 9)  . . . . . . .    $       0.52      $       0.58     $       0.77      $       0.52

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)(11), although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.

The calculations for the quarters and six months ended June 30, 1997 and 1996 are submitted in accordance with Regulation S-K item 601(b)(11), although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.